PATENT ASSIGNMENT AGREEMENT
BY AND BETWEEN
IGOR GORODNITSKY
AND
CAVITATION TECHNOLOGIES, INC.
Formerly **HYDRODYNAMIC TECHNOLOGY, INC.**

This PATENT ASSIGNMENT AGREEMENT, effective as of July 1, 2008, is entered into by and between Cavitation Technologies, Inc., a corporation established under the laws of the state of Nevada, formerly known as Hydrodynamic Technologies Inc, a company established under the laws of the California ("**Assignee**"), on the one hand, and Igor Gorodnitsky ("**Assignor**"), on the other hand. Assignor and Assignee are each sometimes referred to herein as a "**Party**" and collectively as the "**Parties**" to this Agreement. Any reference in this Agreement to Assignee also includes its successors, predecessors, subsidiaries and/or affiliates.

WHEREAS, Assignor, either alone or in conjunction with third parties, has invented certain technologies, including devices and methods involving the use of hydrodynamic cavitation processes, which have resulted and will result in the filing of multiple patent applications and the development of proprietary trade secrets ("the Inventive Technology");

WHEREAS, Assignor has the right to assign his interest in the Inventive Technology and Assignee desires to acquire the interest of Assignor in the Inventive Technology, subject to continuing royalty payments to the Assignor as set forth below;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, Assignor and Assignee agree as follows:

Section 1. Agreement to Assign

1.1 Assignor hereby agrees to transfer and assign to Assignee all of his right, title and interest in and to the Inventive Technology, as well as any related intellectual property, including any patents and patent applications, whether presently on file or to be filed, so long as Assignor is still employed by Assignee at the time of conception and/or reduction to practice of the Inventive Technology;

1.2 Assignor agrees to execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary and at Assignee's expense, to perfect Assignee's rights, title, and interest in and to the Inventive Technology. For documents that require notarization, the

foregoing obligation of Assignor shall be satisfied if Assignor reasonably cooperates in obtaining signatures notarized by an appropriate notary. Any notarial authentication, legalization, and the like of such notarized signatures shall be obtained at Assignee's expense.

1.3 Assignee shall be solely responsible for all actions and expense whatsoever, including attorney's fees, associated with the perfection of rights, title, and interest in and to the Inventive Technology, including preparing, filing, prosecuting, obtaining and maintaining patents on the Inventive Technology, whether domestic or foreign;

1.4 At the request and expense of Assignee, Assignor shall assist in the prosecution of any patent application that relates to the Inventive Technology and will execute all such documents and do all such acts as may be necessary or proper in furtherance of the issuance of a patent on any such patent application;

1.5 In the event that the validity of any patent issued on the Inventive Technology is challenged on any point upon which the Assignor has or can procure information and/or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Assignor agrees to supply and/or procure the supply of such information and/or advice without unreasonable delay but subject to the right to charge the Assignee out-of-pocket expenses properly and reasonably incurred in pursuit of this provision.

Section 2. Consideration and Compensation

2.1 Subject to the terms and conditions set forth in this Agreement, Assignee agrees to pay a royalty to the Assignor in an amount equal to 5% of gross revenues generated by Assignee from the Inventive Technology from certain identified sources. The identified sources include but are not limited to licensing of the Inventive Technology and leasing of equipment embodying the Inventive Technology, but specifically excludes Assignee's utilization of or outright sale of equipment embodying the Inventive Technology.

2.2 The royalty payable to Assignor shall be payable by Assignee on a monthly basis and shall be calculated based upon any gross revenues generated by Assignee during the preceding month. Such gross revenues shall be included regardless of frequency of payment or source, i.e., equipment lease/rental, profit sharing, licensing fees, or any other recurring form of payment not excluded in paragraph 2.1 above.

Section 3. Enforcement

3.1 Assignor agrees to promptly notify Assignee in writing of any infringement or misappropriation or claim of infringement of third party rights in respect of the Inventive Technology of which Assignor becomes aware and will provide Assignee with any and all evidence in its possession, if any, regarding such infringement, misappropriation or claim of infringement.

3.2 Assignee agrees to promptly notify Assignor in writing of any infringement or misappropriation or claim of infringement of third party rights in respect of the Inventive Technology of which Assignee becomes aware and will provide Assignor with any and all evidence in its possession, if any, regarding such infringement, misappropriation or claim of infringement.

3.3 In the event of any infringement or misappropriation or claim of infringement of third party rights in respect of the Inventive Technology, Assignee will have the right to determine an appropriate course of action to enforce or defend such Inventive Technology or otherwise abate the infringement or misappropriation thereof, to take (or refrain from taking) appropriate action to enforce or defend such Inventive Technology, and, in the event that Assignee elects to take action, to control any litigation or other enforcement action, to enter into or permit the settlement of any such litigation or any other enforcement action with respect to such Inventive Technology, and to recover and retain any monetary damages, settlement, royalties or other recovery arising from such litigation or other enforcement action. Assignor will use reasonable efforts to cooperate with Assignee at Assignee's expense, in any litigation or enforcement action under this paragraph 3.3 and Assignor will join as a party to any such litigation or other enforcement action as required by Law at Assignee's expense. In the event that Assignee takes action to enforce or defend such Inventive Technology or otherwise abate the infringement or misappropriation thereof, Assignee shall indemnify and hold harmless Assignor against any and all losses arising out of or in relation to (i) any such cooperation given by Assignor to Assignee and (ii) Assignor joining as a party to such litigation or other enforcement action, which losses may include, without limitation, payment by Assignor of any third party legal costs as a result of Assignor joining as a party to such litigation or enforcement action.

3.4 In the event that Assignee takes no action against such infringer or unauthorized user or claim of infringement of third party rights, within three (3) months of the date on which it first learns of such misappropriation or infringement or claim of infringement of third party rights, then subject to Assignee's consent (which shall not be unreasonably withheld), Assignor may take such action in the name of Assignee or in its own name, as it shall see fit and Assignee shall co-operate fully, at Assignor's expense, with Assignor in respect thereof. Assignor shall be entitled to retain any monetary damages, settlement, royalties or other recovery, if any,

recovered or obtained in any proceedings or action taken by Assignor at its own expense. In such case, Assignor shall indemnify and hold harmless Assignee against any and all losses arising out of or in relation to (i) any such cooperation given by Assignee to Assignor and (ii) Assignee joining as a party to such litigation or other enforcement action, which losses may include, without limitation, payment by Assignee of any third party legal costs as a result of Assignee joining as a party to such litigation or enforcement action.

Section 4. Term

4.1 This Agreement shall run from the effective date and continue until such time as the Inventive Technology becomes part of the public domain, i.e., is no longer subject to the protections of any issued patents and/or pending patent applications and no trade secrets remain.

Section 5. Breach of Contract

5.1 If either Party shall materially breach its obligations under this Agreement, such breaching Party shall be responsible to the other Party for all direct losses or damages caused by such breach, including without limitation lost profits suffered by the non-breaching Party.

Section 6. Resolution of Disputes

6.1 *Dispute Resolution Procedure.* The Parties will cooperate in good faith and use reasonable efforts to informally resolve any disputes, controversy or claim ("Dispute") arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof.

6.2 *Arbitration.* Except as otherwise provided in Section 6.2.4 below, if the Parties are unable to resolve a Dispute in accordance with Section 6.1, then the Parties agree that the Dispute may be submitted to arbitration in Los Angeles, California under the Rules of the American Arbitration Association (the "**Rules**") as are in force at the date of the notice of arbitration commencing any such arbitration.

6.2.1 Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitration proceedings commenced under this Agreement.

6.2.2 The costs and expenses of the arbitration, including the fees of the arbitration, shall be borne equally by each Party to the Dispute, and each Party shall pay its own fees, disbursements and other charges of its counsel.

6.2.3 Any award made by the arbitration tribunal shall be final and binding on each of the Parties that were Parties to the Dispute and their respective successors and assigns. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitration tribunal so that there shall be no appeal to any court of law from the award of the arbitration tribunal, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the arbitration tribunal was given.

6.2.4 Notwithstanding this Section 6.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures wherein that Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against the other, provided there is no unreasonable delay in the prosecution of that application.

6.2.5 This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

Section 7. Miscellaneous

7.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, trade dress or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing), save as expressly stated herein. Each party hereto agrees not to use or refer to this Agreement or any provision hereof in any promotional activity without the express written approval of the other party.

7.2 Except as provided for in paragraph 5.1, neither Assignee nor Assignor shall be liable, in relation to or in connection with the rights granted in this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental, punitive, or consequential damages arising hereunder, including, but not limited to, loss of profits or goodwill, business interruptions or claims of customers, even if advised of the possibility of such damages.

7.3 No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by each of the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement will be deemed to, or will, constitute a waiver of any other provision hereof (whether or not similar).

No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof.

7.4 If any provision of this Agreement or the application of any such provision to any person, Party or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will remain in full force and effect and will be effectuated as if such illegal, invalid or unenforceable provision is not part thereof.

7.5 This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof and thereof, specifically including the Patent Assignment Agreement dated May 5, 2008 and any Amendments thereto.

7.6 The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the Assignee. This Agreement and other rights granted or created hereunder may not be assigned, in whole or in part by Assignor without the prior written consent of Assignee, and any attempted assignment shall be null and void.

7.7 Nothing in this Agreement, express or implied, is intended to confer any rights or remedies hereunder on any person other than Assignee or Assignor and their respective affiliates or any of their respective successors and permitted assigns.

7.8 The recitals and the headings of the articles, sections and paragraphs contained in this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction thereof.

7.9 The laws of the State of California will govern the interpretation, construction, validity, performance and enforcement of this Agreement. Venue shall be had in the City of Los Angeles.

7.10 Assignee and Assignor each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against any Party.

7.12 This Agreement may be executed in two or more counterparts, each of which will for all purposes be deemed to be an original but all of which together will constitute one and the same instrument.

7.13 Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing to implement this Agreement, including without limitation executing and delivering and recording any license required by local law, with terms consistent with this Agreement to the extent permitted by such local law, in the relevant country or jurisdiction.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed either personally or by their duly authorized representatives as of the effective date written above.

ASSIGNOR

____
IGOR GORODNITSKY

ASSIGNEE
CAVITATION TECHNOLOGIES, INC.

By: _______________________
ROMAN GORDON, CEO

By: _______________________
IGOR GORODNITSKY, President

By: _______________________
R.L. HARTSHORN, CFO/BOARD MEMBER

By: _______________________
JAMES FULLER, BOARD MEMBER